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                                                                    Exhibit 10.1

                                  AT&T WIRELESS
                          SENIOR OFFICER SEVERANCE PLAN

                              AMENDED AND RESTATED
                           EFFECTIVE FEBRUARY 11, 2004

                                   ARTICLE I

                                  Introduction

            The Board recognizes that, from time to time, the Company may explore potential transactions that could result in a Change in Control. This possibility and the uncertainty it creates may result in the loss or distraction of senior officers of the Company to the detriment of the Company and its stockholders.

            The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from its senior officers regarding the best interests of the Company and its shareholders without concern that such officers might be distracted or concerned by the personal uncertainties and risk created by the perception of an imminent or occurring Change in Control.

            In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its senior officers whose positions are eliminated in connection with or as a result of a Reduction in Force or Other Restructuring.

            Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its senior officers and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control, or a Reduction in Force or Other Restructuring.

            This Plan is intended to accomplish these objectives. This Plan was originally established effective July 16, 2002 and amended effective October 16, 2002 and March 19, 2003. This Plan is most recently amended and restated effective February 11, 2004.

                                   ARTICLE II

                                   Definitions

            When used in this Plan, the terms specified below have the following meanings:

            2.1. Accrued Benefits. To the extent unpaid, (a) a Participant's Base Salary and any accrued vacation pay through the Separation Date, (b) reimbursement for reasonable and necessary business expenses incurred by a Participant through the Separation Date and in accordance

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with the Company's applicable expense reimbursement policies and (c) a
Participant's annual bonus for the fiscal year immediately preceding the fiscal year in which the Separation Date occurs if such bonus has been determined but not paid as of the Separation Date.

            2.2. Base Salary. The annualized amount a Participant is entitled to receive as wages or salary on the date the termination notice is provided, or should have been provided, excluding all bonus, overtime, incentive, health and other additive compensation, and amounts designated by the Company as payment toward reimbursement of expenses, regardless of whether any such amounts are deferred.

            2.3.  Board. The Board of Directors of the Company.

            2.4. Cause. The occurrence of the first of the following to occur after the Effective Date of this Plan:

            (a) A Participant's conviction (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on the Participant's vicarious liability;

            (b) A Participant's willful and continued failure to perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness or injury);

            (c) A Participant's illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

            (d) Except following a Change in Control, any conduct that would constitute a material violation of the standards set forth in this Plan, including, without limitation, the standards of Section 9.3.

For purposes of this Section 2.4, no act, or failure to act, on the part of a Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, except in the case of a Tier I Participant, upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by a Participant in good faith and in the best interests of the Company. Following a Change in Control, the cessation of employment of a Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors (the "Parent Board") of the ultimate parent company of the Company (excluding the Participant, if the Participant is a member of the Parent Board) at a meeting of the Parent Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Parent Board), finding that, in the good faith opinion of the Parent Board, a Participant is guilty of the conduct described in clause (a), (b) or
(c), and specifying the particulars thereof in detail.

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            2.5.  Change in Control. The happening of any of the following events:

            (a) any acquisition of securities or other transaction, arrangement or understanding, not approved in advance by the Incumbent Board (as defined in Section 2.5(b) below), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (such individual, entity or group referred to herein as an "Entity") which would result in such Entity acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (referred to herein as "beneficial ownership") of 20% or more of either (i) the then outstanding Shares (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, any acquisition by: (A) the Company or (B) any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (each, an "Excluded Person");

            (b) during any period of two consecutive years, a change in the composition of the Board as constituted at the beginning of the two-year period, such that the individuals who, as of the beginning of the two-year period, constitute the Board (such Board shall be referred to herein as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that, except as set forth in the following sentence, for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election to the Board, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board. Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board, then such individual shall not be considered a member of the Incumbent Board. For purposes of this Section 2.5, if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Entity (an "Entity Designee") constitute at least one-half of the Board, none of such Entity Designees shall be considered a member of the Incumbent Board from that time forward;

            (c) either (i) the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction"), or (ii) an acquisition by an Entity of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities, whether or not approved by the Incumbent Board, in either case as a result of or in connection with such Corporate Transaction or acquisition:

                  (A) three or fewer Entities beneficially own, directly or indirectly, 45% or more of, respectively, the Outstanding Company Common Stock or the Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock,

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      or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")); excluding, however, the following: (x) any Excluded Person;
      (y) any Entity which has entered into an agreement with the Company pursuant to which such Entity has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company's voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a change in control of the Company; and (z) any Entity who is, or if such Entity beneficially owned 5% or more of the Outstanding Common Stock would be, eligible to report such Entity's beneficial ownership on
      Schedule 13G pursuant to the rules under Section 13(d) of the Exchange
      Act;

                  (B) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to the consummation of a Corporate Transaction (or the securities of the surviving corporation or, if applicable, Parent Company, issued to the holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities as a result of such Corporate Transaction) do not, immediately after the consummation of the Corporate Transaction, represent more than 55% of, respectively, the Outstanding Company Common Stock and Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction or, if applicable, of the Parent Company; or

                  (C) individuals who were members of the Incumbent Board immediately prior to such acquisition or the consummation of the Corporate Transaction will not, immediately after such acquisition or consummation of such Corporate Transaction, constitute at least a majority of the members of the Board or the board of directors of the surviving corporation resulting from such Corporate Transaction (or, if applicable, of the Parent Company);

            (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

            (e) the consummation of any other transaction which a majority of the Incumbent Board, in its sole and absolute discretion, shall determine constitutes an actual or de facto change in control, for purposes of this
Section 2.5.

Notwithstanding the foregoing, the split off of the AT&T Wireless group from AT&T Corp. pursuant to that Separation and Distribution Agreement dated as of June 4, 2001 between the Company and AT&T Corp. shall not be deemed a Change in Control.

            2.6.  Code. The Internal Revenue Code of 1986, as amended.

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            2.7.  Company. AT&T Wireless Services, Inc. and any successor thereto.

            2.8. Committee. Compensation Committee of the Company's Board of Directors, or such Committee's designee.

            2.9. Disability. A Participant's inability to perform his or her duties for a period or periods aggregating 90 calendar days in any 12-month period as a result of a physical or mental incapability or illness, loss of legal capacity or any other cause beyond his or her control. The Plan Administrator will make all determinations of Disability status in its sole discretion.

            2.10. Effective Date. This Plan, as amended, is effective February 11, 2004 and shall apply only to a Participant who performs services as an Employee on and after such date.

            2.11. Employee. A regular employee of the Company in an approved headcount position, who is paid from the payroll department of the Company and the Company withholds U.S. employment taxes (e.g., income tax, FICA) from the employee's pay.

            2.12. Employee Benefits. Benefits provided to all senior officers in similarly situated positions to a Participant under the Company's pension (qualified and nonqualified), welfare and fringe benefits plans, programs, policies and agreements.

            2.13. Equity Compensation. Stock options, restricted stock units, restricted stock, performance shares and other equity incentive awards.

            2.14. ERISA. Employee Retirement Income Security Act of 1974, as amended.

            2.15. Excise Tax. The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

            2.16. Good Reason. The occurrence of any of the following events without a Participant's prior written consent, which is not cured by the Company within 20 calendar days of written notice from the Participant of such event and which results in the Participant's termination of employment within 90 calendar days (except as otherwise provided in 2.16(e)) of the Participant's knowledge of such event:

            (a) Reduction in Base Salary or Target Bonus. A reduction of at least 5% in a Participant's Base Salary or Target Annual Incentive below the Required Compensation in Sections 2.24(a) or 2.24(b), respectively, or a material adverse change in the terms and conditions applicable to the annual incentive compensation payable to the Participant, in each case, following a Change in Control or Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions;

            (b) Reduction in Equity Compensation. An aggregate reduction of at least 5% in the targeted value (based on the Company's standard valuation methodology then in use) of a Participant's Equity Compensation below the Required Compensation in Section 2.24(c) or a

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material adverse change in the terms and conditions applicable to the
Participant's Equity Compensation from the terms and conditions applicable to the Participant's Equity Compensation immediately prior to a Change in Control or Reduction in Force or Other Restructuring, in each case, following a Change in Control or Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of (A) a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions or (B) a Change in Control in which substantially all Participants are subject to substantially similar reductions and the Participant is provided with compensation in lieu of the Equity Compensation, which when taken together with any Equity Compensation provided to the Participant has a targeted value (based on the Company's standard valuation methodology then in use) substantially equivalent in value to 95% of the Participant's Required Compensation under Section 2.24(c), provided that, with respect to clause (B), there has not been a material adverse change in the terms and conditions of such compensation (and, if applicable, Equity Compensation) from the terms and conditions of the Equity Compensation granted immediately prior to the Change in Control;

            (c) Discontinuance of Benefits. A discontinuance of Employee Benefits following a Change in Control or Reduction in Force or Other Restructuring that, in the aggregate, reduces the actuarial equivalent value of Employee Benefits available to the Participant prior to the Change in Control or Reduction in Force or Other Restructuring by at least 5%, disregarding for purposes of such calculation any across-the-board changes to Employee Benefits affecting substantially all Participants;

            (d) Relocation. Following a Change in Control or Reduction in Force or Other Restructuring, a Participant is transferred to another work location that adds more than 50 highway miles to his or her then-current daily round-trip commute; or

            (e) Demotion. A substantial and adverse change in, or a substantial reduction of, a Participant's duties and responsibilities or a substantial diminution of the Participant's authority following a Change in Control or Reduction in Force or Other Restructuring in comparison to the duties and responsibilities or authority of the Participant immediately prior to the Change in Control or Reduction in Force or Other Restructuring including, but not limited to (i) a change in duties or responsibilities or a diminution of authority or (ii) an adverse change in the reporting relationship of the Participant with respect to the Chairman, Chief Executive Officer or President of the Company, in each case, that is the result of the Participant ceasing to be an employee of an entity that is at least 55% publicly-traded (determined by Outstanding Company Common Stock and Outstanding Company Voting Securities and pursuant to Section 2.5(c)(ii)(B)) or the Participant becoming an employee of a subsidiary of the Company or surviving entity, as the case may be; provided, however, that there shall not be a demotion for purposes of this paragraph based on an isolated or inadvertent action with respect to a Participant which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, further, that any change in duties or responsibilities or diminution of authority or adverse change in reporting relationship described in clauses (i) and (ii) of this Section 2.16(e) shall not provide a basis for a Participant to resign for Good Reason during the 180-day period immediately following a Change in Control, but any such change occurring during such 180-day period shall provide a basis for a Participant to resign for Good Reason during the 90 days immediately following such 180-day period. Whether a Participant has experienced a Good Reason event under this Section 2.16(e) shall be determined on a case-by-case basis.

The Participant's mental or physical incapacity following the occurrence of an event described in the clauses above shall not affect the Participant's ability to resign for Good Reason.

            2.17. Multiple. For Tier I Participants, 36. For Tier II Participants, 24 for a Termination After a Reduction in Force or Other Restructuring, and 36 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. For Tier III Participants, 24 for a Termination After a Reduction in Force or Other Restructuring, and 30 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. For Tier IV Participants, 12 for a Termination After a Reduction in Force or Other Restructuring, and 15 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control.

            2.18. Participant. As defined in Article V.

            2.19. Payment. Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

            2.20. Plan. This Senior Officer Severance Plan.

            2.21. Plan Administrator. Subject to the provisions of Section 15.1, the Plan Administrator shall be the Committee or its designee.

            2.22. Qualifying Event. A Termination After a Change in Control, a Termination After a Reduction in Force or Other Restructuring or a Successor's Failure to Assume This Plan After a Change in Control.

            2.23. Reduction in Force or Other Restructuring. A reorganization or other organizational change or restructuring of Company operations that results in the elimination of a Participant's position and the termination or reassignment of the Participant other than any such reorganization or other organizational change or restructuring during the 24 month period following a Change in Control.

            2.24. Required Compensation. With respect to any Participant, Required Compensation consists of:

            (a) The higher of (i) the Participant's Base Salary in effect immediately prior to a Change in Control, Reduction in Force or Other Restructuring and (ii) the Participant's highest Base Salary in effect at any time thereafter; and

            (b) The higher of (i) the Participant's Target Annual Incentive in effect immediately prior to a Change in Control, Reduction in Force or Other Restructuring and (ii) the Participant's highest Target Annual Incentive in effect at any time thereafter; and

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            (c)   The higher of (i) the aggregate targeted value (based on the
Company's standard valuation methodology then in use) of Equity Compensation made available to senior officers in similarly-situated positions to the Participant immediately prior to a Change in Control, Reduction in Force or Other Restructuring and (ii) the highest aggregate targeted value (based on the Company's standard valuation methodology then in use) of Equity Compensation made available to senior officers in similarly-situated positions to the Participant at any time thereafter.

            2.25. Separation Date. The Participant's last date of employment.

            2.26. Severance Benefits. The benefits payable to the Participant in accordance with Section 7.1.

            2.27. Successor. With respect to the Company, the purchaser, acquirer or other surviving entity following a Change in Control.

            2.28. Successor's Failure to Assume This Plan After a Change in Control. As defined in Section 3.3.

            2.29. Target Annual Incentive. The Participant's incentive bonus potential, expressed and calculated as a percentage of Base Salary, for the fiscal year in which the Separation Date occurs (without taking into account any reduction in the Participant's incentive bonus potential which would constitute Good Reason under this Plan).

            2.30. Termination After a Change in Control. As defined in Section 3.1.

            2.31. Termination After a Reduction in Force or Other Restructuring. As defined in Section 3.2.

            2.32. Tier I Participant. The Chief Executive Officer of the
Company.

            2.33. Tier II Participant. The Presidents of the Company's Mobility Services and Mobile Multi-Media Services business units, respectively.

            2.34. Tier III Participant. Each Employee of the Company who is classified by the Company as an Executive Vice President.

            2.35. Tier IV Participant. Each Employee of the Company who is designated as a Participant by the Chief Executive Officer and the Executive Vice President, Human Resources, and who is identified on Exhibit A hereto.

                                  ARTICLE III

                Qualifying Events That Trigger Severance Benefits

            3.1. Termination After a Change in Control. A Participant shall be entitled to receive Severance Benefits if, in connection with or within 24 months following a Change in Control, the Participant's employment with the Company or the Successor is terminated by the

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Company or the Successor without Cause, or the Participant terminates his or her employment for Good Reason.

            3.2. Termination After a Reduction in Force or Other Restructuring. A Participant shall be entitled to receive Severance Benefits if, in connection with a Reduction in Force or Other Restructuring, the Company eliminates the Participant's position and the Participant's employment with the Company is involuntarily terminated by the Company without Cause, or the Participant is offered a new position and the Participant terminates his or her employment for Good Reason.

            3.3. Successor's Failure to Assume This Plan After a Change in Control. A Participant shall be entitled to receive Severance Benefits if a Successor fails to assume the Company's obligations under this Plan as provided in Section 11.1 and the Participant subsequently terminates employment.

                                   ARTICLE IV

                  Events That Do Not Trigger Severance Benefits

            4.1. Termination for Cause or Without Good Reason. Except as provided in Section 3.3, a Participant shall not be entitled to Severance Benefits if the Participant's employment with the Company is terminated by the Company for Cause or if the Participant voluntarily terminates employment without Good Reason.

            4.2. Termination by Reason of Disability or Death. A Participant shall not be entitled to Severance Benefits if the Participant's employment with the Company is terminated by reason of Disability or death.

                                    ARTICLE V

                                  Participation

            5.1. Eligibility. This Plan is for the sole benefit of certain senior officers of the Company who qualify as a Tier I Participant, Tier II Participant, Tier III Participant or Tier IV Participant. Such eligible senior officers shall be collectively referred to as "Participants. "

            5.2. Ineligibility. Temporary employees, temporary agency employees, leased employees, non-payroll workers and independent contractors of the Company are ineligible to participate in this Plan, regardless of how the relationship with the Company subsequently may be characterized.

                                   ARTICLE VI

                             Termination Procedures

            The Participant shall receive advance written notice of a termination by the Company in connection with a Qualifying Event. This notice shall be given to the Participant at least 30 calendar days in advance of the Separation Date or the Participant shall receive pay in lieu of

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such notice, unless the Participant is terminated for Cause (in which case no such notice is required).

                                  ARTICLE VII

                               Severance Benefits

            7.1. Description of Severance Benefits for All Participants. Upon a Qualifying Event, and if a Participant has executed a Release and not revoked the Release within the period specified therein, the Participant shall be entitled to the following:

            (a) Pro Rata Target Annual Incentive. The product of (i) the Participant's Target Annual Incentive in effect as of the Separation Date, (ii) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Separation Date, and the denominator of which is 365, and (iii) year-to-date actual performance with respect to the performance goals under the Company's Short Term Incentive Plan or other annual incentive plan, as applicable to the Participant, as determined by the Company in its sole and exclusive judgment.

            (b) Base Salary and Target Annual Incentive. The amount equal to the product of (i) the Multiple and (ii) the sum of (A) the Participant's Base Salary divided by 12 and (B) the Participant's Target Annual Incentive divided by 12.

            (c)   Welfare Benefits.

                  (A) The Company shall pay the full premium cost of health care coverage for a Participant under COBRA and any of his or her dependents participating in the Company's medical, dental, vision and prescription plans on the Separation Date for the number of months equal to the Multiple; provided, however, that such payments are contingent on the Participant's timely election of COBRA continuation coverage and shall terminate early for any reason permitted under COBRA (both during the maximum COBRA period and any additional coverage period). Except with respect to the foregoing premium payment provisions, this Plan does not otherwise modify the Company's standard COBRA procedures and administration, including, without limitation, the Participant's obligation to notify the Company promptly if the Participant or any of his or her covered dependents become eligible for benefits under the group health plan of another employer or entitled to Medicare benefits.

                  (B) In addition, for a number of months equal to the Multiple after the Participant's Separation Date (or in the case of medical, dental, vision and prescription benefits, for a number of months following the end of the COBRA continuation coverage described in clause
      (A) equal to the excess, if any, of (1) the Multiple over (2) the number of months in the COBRA continuation coverage period described in clause
      (A)), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, dental, vision, prescription and life insurance benefits to the Participant and/or the Participant's dependents at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies of the Company if the Participant's employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their families; provided, that the Participant continues to make any required contributions applicable to active employees of the Company and its affiliates; provided, however, that, if the Participant becomes reemployed with another employer and is eligible to receive such benefits under another employer-provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

            (d) Outplacement Assistance. For 24 months after a Participant's Separation Date with respect to a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control, and for 12 months after the Participant's Separation Date with respect to a Termination After a Reduction in Force or Other Restructuring, the Company shall provide outplacement assistance to the Participant through an outside management consulting firm selected by the Company and at the sole cost of the Company.

            (e) Legal and Other Fees. If a Participant incurs legal (including attorneys' fees and expenses, and fees or other costs of arbitration), accounting and other fees or other expenses in a good faith effort to obtain benefits under this Plan, the Company shall reimburse the Participant up to $10,000 upon written request and submission of invoices for reasonable legal, accounting or other fees and other expenses, regardless of whether the Participant ultimately prevails; provided, however, that such reimbursement shall apply only with respect to a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. The existence of any controlling case or regulatory law which is directly inconsistent with the position taken by the Participant shall be evidence that the Participant did not act in good faith.

            7.2. Additional Severance Benefits. A Participant shall receive financial counseling for a period of 24 months following a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control, and for 12 months following a Termination After a Reduction in Force or Other Restructuring, at the Company's expense, which is comparable to any such benefits in effect for the Participant on his or her Separation Date. All other benefit and equity plans, programs, policies and agreements shall operate according to their respective terms.

            7.3. Form and Timing of Severance Benefits. Subject to the provisions of Section 7.8, the Severance Benefits described in Section 7.1(a) shall be paid in the calendar quarter that follows the quarter in which the Separation Date occurred, and those described in Section 7.1(b) shall be paid to the Participant in a single lump sum within 20 calendar days of the Participant's Separation Date. The Severance Benefits described in Sections 7.1(c) and (d) and in Section 7.2. shall be provided by the Company to the Participant beginning on the first day of the month following the Participant's Separation Date.

            7.4. Withholding of Taxes. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.

            7.5. Accrued Benefits. Notwithstanding anything to the contrary contained in this Plan, on termination of employment of any Participant, the Company shall pay to the Participant any Accrued Benefits in accordance with the Company's policies on the Participant's Separation Date.

            7.6. Relation to Other Severance Programs or Payments. Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries or affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as the Participant may have under any other contract or agreement with the Company or its subsidiaries or affiliates. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program or any other contract or agreement of the Company or its subsidiaries or affiliates at or subsequent to the Separation Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 7 of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or its subsidiaries or affiliates, unless otherwise specifically provided therein in a specific reference to this Plan, and the Company may reduce severance payments under the Plan by (a) any amounts due to the Participant under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, as amended, or any similar state or local statute and (b) any other cash severance payments under any individual agreements that the Participant is legally entitled to receive from the Company or its subsidiaries (unless the Participant elects not to receive severance payments under such individual agreement in which case the amounts under the Plan shall not be reduced). Notwithstanding the foregoing provisions of this Section, this Plan supercedes and nullifies in its entirety the change in control benefits program that was adopted for Section 16 officers at the November 14, 2001 meeting of the Board and the Plan as amended and restated effective as of March 19, 2003.

            7.7.  Additional Payment.

            (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 7.7 shall not be conditioned upon the Participant's termination of employment.

            (b) Subject to the provisions of Section 7.7(c), all determinations required to be made under this Section 7.7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP, or such other nationally recognized certified public accounting firm as may be designated by the Participant (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.7, shall be paid by the Company to the Participant within 15 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7.7(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

            (c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

                  (A) give the Company any information reasonably requested by the Company relating to such claim,

                  (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant's behalf pursuant to
Section 7.7(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 7.7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant's behalf pursuant to Section 7.7(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) Notwithstanding any other provision of this Section 7.7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding.

            7.8. Release and Waiver and Restrictive Covenants. Notwithstanding any other provision of this Plan, the right of a Participant to receive Severance Benefits (other than Severance Benefits under Section 7.1(e)) hereunder shall be subject to the execution by such Participant of a release and waiver of all employment-related claims, a non-disparagement covenant, and non-solicitation of employees and non-solicitation of customers and non-compete covenants for a number of months following the Separation Date equal to the Multiple (collectively, the "Release"), such Release to be in a form provided by the Company; provided, that in the event of (a) a Termination After a Change in Control or (b) a Successor's Failure To Assume This Plan After a Change in Control, the non-competition covenant shall be limited to the Participant engaging in competition by becoming a director, officer, employee or consultant of the companies set forth on Schedule A and their successors.

            7.9. No Mitigation; Offset. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as provided in
Section 7.1(c).

                                  ARTICLE VIII

                        Forfeiture of Severance Benefits

            8.1. Future Services with the Company. Other than following a Change in Control, if the Participant provides services to the Company (as an employee, independent contractor, consultant or otherwise) within the number of months after the Participant's Separation Date equal to the Multiple and does so without the prior written approval of the Company's Chief Executive Officer or his or her delegate, the Participant shall repay (or, if the Severance Benefits have not yet been provided to the Participant, forfeit) a pro rata amount of the Severance Benefits previously paid or provided by the Company.

            8.2. Violation of the Company's Code of Conduct or the Participant's Restrictive Covenants. Notwithstanding any other provision of this Plan, if it is determined by the Company that a Participant has violated the Company's code of conduct, or violated any restrictive covenants contained in the Participant's Release or any other restrictive covenants contained in any other Company plan, program or agreement with the Company (including, without limitation, the Company's noncompetition guidelines), the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits already provided to the Participant under this Plan and the Participant shall forfeit all unpaid benefits under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect. The provisions of this Section 8.2 shall be inapplicable following a Change in Control other than with respect to a violation of any non-solicitation of employees or non-disparagement covenant applicable to a Participant.

                                   ARTICLE IX

                          Employment Status and Rights

            9.1. Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment or to change the Company's policies regarding termination of employment.

            9.2. Includable Compensation. Severance Benefits shall not be counted as "compensation" for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein.

            9.3. Attention and Effort. This Plan is not intended to modify in any way a Participant's obligation, during the term of his or her employment with the Company, to devote substantially all of his or her time, ability, attention and effort, during business hours, to the business and affairs of the Company and the discharge of the responsibilities assigned to him or her, and to use his or her best efforts to perform faithfully and efficiently such responsibilities.

                                   ARTICLE X

                                  Type of Plan

            This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations).

                                   ARTICLE XI

                           Successors and Assignments

            11.1. Assumption Required. This Plan shall bind any Successor, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and to agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

            11.2. Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's estate. A Participant's rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

            11.3. Enforcement. This Plan constitutes an enforceable contract between the Company and each Participant.

                                  ARTICLE XII

                            Amendment and Termination

            The Plan Administrator reserves the right to amend or terminate the Plan at any time; provided, however, that, without the express written consent of the Participant, in connection with or during the 24-month period following a Change in Control, no amendments or termination of the Plan may be made that adversely affects the rights of any Employee who is then a Participant under this Plan; provided, further, that the failure of a Participant to consent to any such amendment shall not impair the ability of the Plan Administrator to amend the Plan with respect to any other Participant who has consented to such amendment. The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment or termination has been approved by the Plan Administrator. Notice of any amendment or termination of the Plan shall be given in writing to each Participant.

                                  ARTICLE XIII

                      Governing Law, Jurisdiction and Venue

            This Plan is a "top hat" employee benefit plan subject to ERISA's enforcement provisions, and it shall be interpreted, administered and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Washington shall apply, without reference to principles of conflict or choice of law. This Plan will be subject to the exclusive jurisdiction and venue of the federal or state courts of the State of Washington, King County, to resolve issues that may arise out of or relate to this Plan or its subject matter.

                                  ARTICLE XIV

                            Validity and Severability

            The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                                   ARTICLE XV

                                 Administration

            15.1. Administration. The Plan Administrator shall have all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan; provided that in the event of an impending Change in Control, the Plan Administrator may appoint a person independent of the Company or persons operating under its control or on its behalf or persons who were directors of the Company immediately prior to the Change in Control to be the Plan Administrator hereunder effective upon the occurrence of a Change in Control, and such Plan Administrator shall not be removed following a Change in Control. Except as otherwise provided herein, all determinations of the Plan Administrator upon all matters within the scope of its authority shall be final, binding and conclusive on all parties.

            15.2. Claims Procedures.

            (a) Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under the Employee Retirement Income Security Act of 1974 ("ERISA") and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company's Executive Vice President of Human Resources, or his or her designee (the "HR EVP"). If such claim is denied in whole or in part, the Participant shall receive written notice of the HR EVP's decision within 90 days after the claim is received. Such written notice shall include the following information:
(i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the HR EVP needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the HR EVP within the appropriate time, the Participant may consider the claim denied.

            (b) Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received. The Plan Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant's written request for review. If the Plan Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required. The Plan Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant's right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement of the Participant's (or representative's) right to bring a civil action under
Section 502(a) of ERISA. If the Plan Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant (or any individual authorized by such Participant) submits a written request to appeal a denied claim, the Participant has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim. The Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits.

            (c) Claims and Review Procedure not Mandatory After a Change in Control. After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 15.2 shall be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this Section 15.2 shall not be mandatory for any Participant claiming benefits after a Change in Control. It shall not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action or asserting any other demand for payments or other benefits to which such Participant claims entitlement.

            15.3. Notice. Any notice required to be delivered by the Company or the Plan Administrator or by a Participant under this Plan shall be deemed delivered to the Company and to the Participant when deposited in the U.S. mails, and addressed to the Company's Executive Vice President of Human Resources and to the Participant at his or her last known address as reflected on the books and records of the Company.

            15.4. Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

            15.5. Rabbi Trust. In the event of a Change in Control, the Company shall prior to such Change in Control establish a grantor trust on customary terms for the benefit of the Participants and the full amount of severance benefits and Gross-up Payments that could be payable to all Participants under the Plan in the aggregate, as determined by the Plan Administrator, shall prior to such Change in Control be deposited in the trust in cash and the cash and other property held in such trust shall be subject to the claims of the general creditors of the Company. Following the expiration of the applicable time period during which payments may be made to Participants under the Plan, all amounts remaining in the rabbi trust that are not owed to the trustee for costs and fees shall be paid back to the Company from the trust.

                                   ARTICLE XVI

                                Term of this Plan

            This Plan commences on the Effective Date and shall continue in effect until the 24th calendar month following the date on which a Change in Control occurs, unless the Plan Administrator earlier amends or terminates this Plan pursuant to Article XII.

                                    EXHIBIT A
                              TIER IV PARTICIPANTS

                                FEBRUARY 11, 2004

           No Employees have been designated as Tier IV participants.

                                   SCHEDULE A

Verizon Communications Inc.

Cingular Wireless LLC

Sprint Corporation

Nextel Communications, Inc.

T-Mobile USA, Inc.